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                                                                    Exhibit 99.2

 GlycoGenesys, Inc. Announces Bradley J. Carver Elected Interim Chairman
                           Replacing Former Chairman

BOSTON--(BUSINESS WIRE)--March 3, 2003--GlycoGenesys, Inc. (NASDAQ:GLGS), a biotechnology company focused on carbohydrate drug development, today announced that Bradley J. Carver, President and CEO and member of the Board of Directors since 1995, has been elected interim Chairman of the Board of Directors effective February 28, 2003, replacing Brian Hughes who resigned from the Board of Directors on February 24, 2003.

"On behalf of the Board, employees and shareholders, I am pleased to take on the additional responsibilities and position of Interim Chairman. This is an exciting time for the Company, as we look to advance GCS-100 toward a pivotal clinical trial program. Both the Board and management believe we have the necessary talent to move forward aggressively and will look to add selectively to our talent base consistent with our needs as the development of GCS-100 advances," said Bradley J. Carver, GlycoGenesys' President and Chief Executive Officer.

Mr. Carver went on to state: "We've been successful in recruiting excellent leadership and scientific talent. Last September, Michael Hanson, a former Eli Lilly executive of nearly 25 years, joined our Board. Having experience successfully developing drugs, like Gemzar for pancreatic cancer, Mike's been a great resource and advisor in advancing GCS-100 through disciplined research focused on speeding its development and maximizing its commercial potential. We also recruited Dr. Mark Staples to the Company last September after having successfully contributed to the development of drugs and drug candidates such as AVONEX (R) and Planaxis(R). He has been instrumental in developing a commercially-scalable formulation of GCS-100 for us to take into a pivotal trial program."

"I believe recent manufacturing achievements, and a growing scientific team are contributing factors in recently attracting Dr. Daniel Von Hoff to our Scientific Advisory Board (SAB) and for Dr. Bruce Zetter to assume the active Chairmanship of the SAB. Both are internationally recognized and bring enormous expertise in clinical and preclinical oncology research. As Interim Chairman, I will continue to recommend Board level additions and make selective management and scientific team additions like Mike Hanson, Dr. Von Hoff, Dr. Zetter and Dr. Staples along with other highly experienced resources recently added to our scientific team as GCS-100 advances toward a New Drug Application submission."

Michael E. Hanson, a director of the Company, stated, "On behalf of the Board, we're pleased that Brad has accepted the additional responsibilities of interim Chairman. With the additions to the Scientific Advisory Board and the significant scientific and manufacturing progress made in recent months under Brad's leadership, the Board looks forward to the continued development of GCS-100 during 2003."


GlycoGenesys, Inc.

GlycoGenesys is a biopharmaceutical company that develops and licenses products based on glycobiology. The Company's human therapeutic product GCS-100, a unique compound to

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treat cancer, has been evaluated in Phase II(a) human clinical trials for both colorectal and pancreatic cancers. In February 2002, the Company initiated a Phase I dose escalation trial of GCS-100 up to 80 mg/m2 at Sharp Clinical Oncology Research in San Diego, California. In the area of agriculture, GlycoGenesys continues to seek strategic alternatives for Elexa- 4(R) Plant Defense Booster. Further information is available on GlycoGenesys' web site: www.glycogenesys.com.

Safe Harbor Statement
Any statements contained in this release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties, including, but not limited to, risks of product development (such as failure to demonstrate efficacy or safety), risk related to FDA and other regulatory procedures, market acceptance risks, the impact of competitive products and pricing, the results of current and future licensing, joint ventures and other collaborative relationships, the results of financing efforts, developments regarding intellectual property rights and litigation, and other risks identified in the Company's Securities and Exchange Commission filings. Actual results, events or performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as the date hereof. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

CONTACT:
GlycoGenesys, Inc.
Senior Vice President and CFO
John W. Burns
617-422-0674

GlycoGenesys, Inc.
VP of Business Development
Rick Pierce
617-422-0674
www.glycogenesys.com